Exhibit 10.3

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

OneBeacon Long-Term Incentive Plan (2007)

Restricted Stock Unit Award Agreement

(With Deferred Settlement)

This Restricted Stock Unit Award Agreement (the “Agreement”) dated as of February 26, 2008, is by and between [                  ] (“you” or the “Recipient”) and OneBeacon Insurance Group, Ltd. (the “Company”).  The Company hereby grants to Recipient an award of restricted stock units (“Units”) with respect to its common stock, par value $0.01 per share (the “Stock”), pursuant to the terms and conditions of the OneBeacon Long-Term Incentive Plan (2007) (as amended from time to time, the “Plan”).  All of the applicable terms and provisions of the Plan are incorporated herein by reference.  Capitalized terms not defined in this Agreement are defined in the Plan.

1.  Details of Award

The Company hereby grants to Recipient the number of target Units set forth below, with each Unit having a value that equals the value of one share of Stock:

Total Number of Restricted Stock Units (the “Award”)

Performance Periods and Performance Measurement Dates (each period from January 1, 2008 through the “Performance Measurement Date” indicated to the right is the “Performance Period” for the Units indicated next to the date)

•December 31, 2009 ([ ] Units) (“A Units”) •December 31, 2010 ([ ] Units) (“B Units”) •December 31, 2011 ([ ] Units) (“C Units”)

A bookkeeping account will be maintained to keep track of the Units awarded (the “RSU Account”) and any dividend equivalents credited to the RSU Account pursuant to Section 5 below.  References to the RSU Account with respect to a particular Performance Measurement Date will include the Units originally credited and any dividend equivalents credited with respect to such Units in accordance with Section 5.

2.              Performance Conditions to Award

Pursuant to this Award, you will earn the targeted Units credited to your RSU Account on the Performance Measurement Dates set forth above provided that the following performance target has been satisfied on the applicable Performance Measurement Date:  4% growth in adjusted book value per common share as defined in Annex A attached hereto and made a part hereof during the applicable Performance Period.   In the event the performance target with respect to the A Units is not satisfied on the applicable Performance Measurement Date, you will earn 75% of the targeted A Units on December 31, 2010 if the performance target is satisfied on such date, and if not, you will earn 50% of the targeted A Units on December 31, 2011 if the performance target is satisfied on such date.  In the event the performance target with respect to the B Units is not satisfied on the applicable Performance Measurement Date, you will earn 75% of the targeted B Units on December 31, 2011 if the performance target is satisfied on such date.  The extent to which  the Company will have satisfied the performance target, and any Units will have been earned, will be determined by the Compensation Committee of the Company’s Board of Directors (the “Committee”) as soon as practicable following the close of each Performance Period.

3.           Vesting of Units and Effect of Termination of Employment

The Units earned, if any, in accordance with Section 2 and any dividend equivalents credited with respect to such Units under Section 5 shall vest in accordance with the following schedule; provided you are employed by the Company or any subsidiary on each applicable vesting date:

Units	Vesting Date

A Units	November 9, 2009

B Units	November 9, 2010

C Units	November 9, 2011

If you are not employed on the applicable vesting date, you will forfeit any right to such Units (and any dividend equivalents credited with respect thereto) that have not vested prior to that date, except as set forth in Section 4 below.  In the event that Units are forfeited hereunder, the number of forfeited Units (and any dividend equivalents credited with respect thereto) will be removed from the RSU Account at the time of the forfeiture.

4.              Effect of Death or Disability

To the extent that the Units credited to your RSU Account have not fully vested on the date of death or Disability, the Units (and any dividend equivalents credited with respect thereto) shall vest with respect to that number of additional Units (but not any dividend equivalents credited after the date of death or Disability) that would have vested had you remained an active employee until the next applicable vesting date specified in Section 3. In such event, you or your beneficiary shall be entitled to a payment in cash or Stock, at the discretion of the Committee, in settlement of the vested Units (and any dividend equivalents credited through the date of death or Disability) six months after the date of death or Disability.

You will file with the Company a list of beneficiaries in the case of your death before the RSU Account has been paid to you under the terms of this Agreement.  You may change your beneficiary designation at any time.  If, at the time of your death, you have not designated a beneficiary or no beneficiary is living, any amount payable under the terms of this Agreement will be paid to your estate.

5.             Dividend Equivalents

Your RSU Account initially will be credited with dividend equivalents in an amount determined by multiplying the number of Units initially credited to your RSU Account by $0.84.   From and after the date of grant of the Award and through the date your Units are both earned and vested in accordance with Sections 2 and 3, if, and to the extent that, the Board of Directors approves a dividend for all Company shareholders, the Units credited to your RSU Account will be credited with dividend equivalents for any such dividends in an amount determined by multiplying the dividend per share of Stock by the number of Units in your RSU Account at such time.  The dollar value of the dividend equivalents will be credited to a subaccount in your RSU Account and will not be adjusted for earnings or losses thereafter.  Dividend equivalents will be earned and will vest at the same time and under the same conditions as the underlying Units to which they are attributable.

6.             Deferred Settlement of Award

At the time the amounts credited to your RSU Account become both earned and vested in accordance with Sections 2 and 3, an amount equal to the fair market value of the earned and vested Units and the dividend equivalents credited with respect thereto shall be debited from your RSU Account and shall be credited to an account under a nonqualified deferred compensation plan designated by the Committee (the “NQDC Plan”).  The amounts credited to the NQDC Plan shall be maintained and distributed in accordance with the terms of the NQDC Plan, which shall provide that the amounts credited under the NQDC Plan shall be paid to you on the earlier of: (1) May 2012, or (2) six months after the date of your termination of employment from the Company and all subsidiaries (or your date of death, if you die within that six month period) and shall be paid to you in a single lump sum payment in the form of cash, in shares of Stock or partly in cash and partly in shares of Stock, as determined by the Committee.

7.             Other Provisions

A.  Other Conditions of Plan Apply.  This Agreement is subject to all of the remaining terms and conditions of the Plan, including, but not limited to, the provisions relieving the Company of any obligation to issue shares of Stock until there has been compliance with all applicable securities laws. The Committee has full discretionary power to administer and interpret the Plan, and the Committee’s determinations are final and binding on all persons concerned.

B.  No Guarantee of Future Awards.  This Award in no way guarantees you the right to or expectation that you may receive similar awards in the future.

C.  No Rights as Shareholder.  You will not be considered a shareholder of the Company with respect to the Units or any dividend equivalents, credits or payments unless and until shares of Stock are issued to you upon payment of your RSU Account. Therefore, you have no right to vote the Units or to receive dividends with respect to such Units.

D.  No Rights as Employee. This Agreement shall not be deemed to create a contract or other promise of continued employment with the Company or any subsidiary and shall not prohibit or restrict the Company or any subsidiary’s ability to terminate your employment at any time for any reason.

E.  Restrictions on Transfer of Units. Any Units credited under this Plan may not be sold, transferred, pledged, exchanged, hypothecated or disposed of by you and shall not be subject to execution, attachment or similar process.

F.  Taxes. Taxes may be assessed and/or withheld as required by law at applicable federal, state and/or local (including non-U.S. jurisdictions) tax rates with respect to Units, dividend equivalents, issuance of Shares, and deferred settlement of Units.

G.  Unsecured Creditor. The obligations of the Company to make payments under this Agreement shall be unfunded and any amounts credited to the RSU Account shall at all times remain part of the general assets of the Company, except that the Company may in its discretion deposit funds to a trust but only if such deposit does not cause you to have any rights under this Agreement or the trust greater than the rights of a general unsecured creditor of the Company. You may not assign your rights under the Agreement.

H.  Compliance with Section 409A of the Internal Revenue Code. Notwithstanding any provisions of the Agreement to the contrary, the Agreement shall be construed and administered in compliance with the conditions of Section 409A of the Internal Revenue Code and regulations and other guidance issued pursuant to Section 409A for deferral of income taxation.

I.    Notices.  Notices required or permitted hereunder shall be in writing and shall be delivered personally or by mail, postage prepaid, addressed to OneBeacon Insurance Company, Human Resources-Compensation, 1 Beacon Lane, Canton, MA  02021, and to you at your address as shown on the Company’s payroll records.

J.  Governing Law.  This Agreement shall be governed by, construed and administered in accordance with applicable federal law; provided, however, that to the extent not in conflict with federal law, this Agreement shall be governed by, construed and administered in accordance with the laws of Bermuda, other than its laws respecting choice of law.

K.  Entire Agreement.  This Agreement, the Plan, and the rules and procedures adopted by the Committee, contain all of the provisions applicable to the Award and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to you.

L.  Counterparts.  This Agreement may be executed in one or more counterparts all of which together shall constitute but one instrument.

ONEBEACON INSURANCE GROUP, LTD.

By:
T. Michael Miller, Chief Executive Officer

RECIPIENT

Name:

Annex A

Growth in Adjusted Book Value per Common Share shall mean:

i)                                         (a) the Company’s GAAP Shareholders’ Equity at the end of the period (measured on an as converted as diluted basis) minus any remaining accretion to face value related to the Company’s defeased preferred stock at the end of the period, plus (b) compounded dividends paid on the Company’s common shares during the period, divided by  (c) the number of as converted / as diluted common shares of the Company outstanding at the end of the period, divided by

ii)                                      (a) the Company’s GAAP Shareholders’ Equity at the beginning of the period (measured on an as converted as diluted basis) minus any remaining accretion to face value related to the Company’s defeased preferred stock at the beginning of the period, divided by (b) the number of as converted / as diluted common shares of the Company outstanding at the beginning of the period, minus

iii)                                   one